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                                                                    Exhibit 11.1


               NEOPROBE CORPORATION AND SUBSIDIARIES
              COMPUTATION OF INCOME (LOSS) PER SHARE



                                                                        Three Months Ended March 31,
                                                                           2001              2000
                                                                        ----------     ------------

Weighted average number of common shares outstanding
   used in computing basic income (loss) per share                      25,894,955       25,394,727

Add net shares issuable pursuant to stock option plans,
   less shares assmed repurchased at the average market price              191,614             --
                                                                        ----------     ------------

Weighted average number of common shares outstanding
   used in computing diluted income (loss) per share                    26,086,569       25,394,727
                                                                        ==========     ============


Income (loss) attributable to common stockholders                       $   81,088     $   (791,530)


Basic income (loss) per share attributable to common stockholders       $     0.00     $      (0.03)
                                                                        ==========     ============


Diluted income (loss) per share attributable to common stockholders     $     0.00     $      (0.03)
                                                                        ==========     ============